EXHIBIT 4.03

                               AMENDMENT NO. 3
                         TO THE 1991 STOCK OPTION AND
                             STOCK AWARD PLAN OF
                         CENTURION MINES CORPORATION

WHEREAS, Centurion Mines Corporation (the "Company") adopted the 1991 Stock Option and Stock Award Plan of Centurion Mines Corporation (the "Plan") on April 19, 1991; and

WHEREAS, an amendment to the Plan was approved by the Board of Directors of the Company on May 27, 1993, and approved by the shareholders of the Company on May 27, 1993; and

WHEREAS, an amendment to the Plan was approved by the Board of Directors of the Company on April 18, 1995, and approved by the shareholders of the Company on April 19, 1995.

WHEREAS, an amendment to the Plan was approved by the Board of Directors of the Company on December 19, 1996, and approved by the shareholders of the Company on April 29, 1997.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4 of the Plan shall be amended to increase the number of common shares of the Company that may be subject to or issued under awards granted pursuant to the terms of the Plan from 2,500,000 to 5,000,000.

2. Except as amended hereby, the Plan remains unmodified in full force and effect.